Exhibit 10.1

EXECUTION VERSION

Goldman Sachs International | Plumtree Court | 25 Shoe Lane | London EC4A 4AU

Tel: 020-7774-1000 | Telex: 8879021 | Cable: GOLDSACHS LONDON

Registered in England No. 2263951 | Registered Office As Above | Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority

Opening Transaction

To:	Aptiv PLC 13 Castle Street St Helier, Jersey, JE1 1ES

A/C:	066957655

From:	Goldman Sachs International

Re:	Accelerated Share Repurchase Transactions

Ref. No:	As provided in the Supplemental Confirmation

Date:	December 17, 2024

This master confirmation (this “Master Confirmation”), dated as of December 17, 2024, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman Sachs International (“Dealer”) and Aptiv PLC (formerly known as Aptiv Holdings Limited), a public limited company incorporated under the laws of Jersey (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions), (ii) the election that Multiple Transaction Payment Netting will apply to the Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer as if (w) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (x) the “Threshold Amount” with respect to Dealer were three percent (3%) of shareholders’ equity of Dealer’s ultimate parent entity as of the Trade Date, (y) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (z) the following language were added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms.

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	The ordinary shares of Counterparty, par value USD 0.01 per share (Exchange symbol “APTV”).

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of that Section.

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation.

VWAP Price:	For any Exchange Business Day, the Rule 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on Bloomberg Page “APTV US <Equity> AQR SEC” (or any successor thereto), absent manifest error or unavailability of such page or successor thereto, in which case the Calculation Agent shall determine the VWAP Price in a commercially reasonable manner for such Exchange Business Day using, if practicable, a volume-weighted methodology, based on Rule 10b-18 Eligible Transactions in the Shares on such day. “Rule 10b-18 Eligible Transactions” means only such trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward Price:	For each Transaction, the arithmetic average of the VWAP Prices for all of the Calculation Dates in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Dates:	For each Transaction, any date that is both an Exchange Business Day and is set forth as a Calculation Date in the related Supplemental Confirmation.

Termination Date:	For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Calculation Date prior to the Scheduled Termination Date and on or after the First Acceleration Date to be the Termination Date for all or any part of such Transaction (an “Accelerated Termination Date”) by delivering notice (an “Acceleration Notice”) to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Calculation Date immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Calculation Date during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) on any scheduled Calculation Date in the Calculation Period, the Calculation Agent may postpone the Scheduled Termination Date by one Calculation Date for each Disrupted Day, or (ii) on any scheduled Calculation Date in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period by one Calculation Date for each Disrupted Day. The Calculation Agent shall also determine if (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other commercially reasonable factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares; provided that the Calculation Agent shall promptly provide Counterparty written notice of the occurrence of a Disrupted Day or a partially Disrupted Day and any adjustments to the terms of any Transaction hereunder as a result thereof. Any Calculation Date on which, as of the relevant Trade Date, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Calculation Date; if a closure of the Exchange prior to its normal close of trading on any Calculation Date is scheduled following such Trade Date, then such Calculation Date shall be deemed to be a Disrupted Day in full.

Settlement Terms.

Settlement Procedures:	For each Transaction:

(i) if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares delivered by Dealer to Counterparty under any Transaction; or

(ii) if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.

Number of Shares to be Delivered:	For each Transaction, a number of Shares (rounded down to the nearest whole number) equal to (a)(i) the Prepayment Amount for such Transaction, divided by (ii)(A) the Forward Price for such Transaction minus (B) the Forward Price Adjustment Amount for such Transaction, minus (b) the number of Initial Shares for such Transaction; provided that if the result of the calculation in clause (a)(ii) is equal to or less than the Floor Price for such Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if clause (a)(ii) were replaced with “(ii) the Floor Price for such Transaction”. For the avoidance of doubt, if the Forward Price Adjustment Amount for any Transaction is a negative number, clause (a)(ii) of the immediately preceding sentence shall be equal to (A) the Forward Price for such Transaction, plus (B) the absolute value of the Forward Price Adjustment Amount.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is positive, the date that is one Settlement Cycle immediately following the later of (i) the Termination Date for such Transaction and (ii) if applicable, the date on which an Acceleration Notice in respect of such Transaction is provided to Counterparty.

Settlement Currency:	USD

Initial Share Delivery:	For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments.

Potential Adjustment Event:	In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above or (y) a Regulatory Disruption as described in Section 7 occurs. In the case of any event described in clause (x) or (y) above occurs, the Calculation Agent shall adjust the terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement or Regulatory Disruption; provided that the Calculation Agent shall not adjust any of the dates identified as Calculation Dates in the related Supplemental Confirmation.

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, neither (x) the issuance in the ordinary course of incentive equity awards (including, without limitation, under stock option plans) nor (y) repurchases effected pursuant to Transactions under this Master Confirmation or any Other Specified Repurchase Agreement shall constitute a Potential Adjustment Event.

Excess Dividend:	For any Transaction, for any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount. “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.

Consequences of Excess Dividend:	For any Transaction, the declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for such Transaction, shall, at Dealer’s election, constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction. For the avoidance of doubt, there will be no adjustment to the terms of any Transaction for any Dividend, including any Excess Dividend, except as provided in “Early or Late Ordinary Dividend Payment” below. For the avoidance of doubt, upon the occurrence of an Additional Termination Event triggered by an Excess Dividend, the settlement value of the Transaction shall not reflect the amount of such Excess Dividend.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Early or Late Ordinary Dividend Payment:	For each Transaction, if an ex-dividend date for any Dividend that is not (x) an Excess Dividend, (y) a dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions or (z) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period for such Transaction and prior to or after the Scheduled Ex-Dividend Date for such Transaction for the relevant calendar quarter (as determined by the Calculation Agent), the Calculation Agent shall make such adjustment in a commercially reasonable manner to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to preserve the fair value of such Transaction after taking into account the economic effect solely due to the timing of such Dividend.

Scheduled Ex-Dividend Dates:	For each Transaction, as set forth in the related Supplemental Confirmation for each calendar quarter.

Relevant Dividend Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.

Relevant Dividend Period End Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date for such Transaction.

Extraordinary Events.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that (x) Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “20%” and (ii) “voting shares of the Issuer” in the fourth line thereof with “Shares”, (y) Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares” and (z) Section 12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock

Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions; and provided further that any determination by Dealer as to the occurrence of a Change in Law under any Transaction shall be made in a nondiscriminatory manner across all accelerated share repurchase transactions similar to the Transactions with counterparties similar to Counterparty to which Dealer (or an affiliate thereof) is a party.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

(e) Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above; provided that any determination by Dealer as to the occurrence of a Change in Law under any Transaction shall be made in a nondiscriminatory manner across all accelerated share repurchase transactions similar to the Transactions with counterparties similar to Counterparty to which Dealer (or an affiliate thereof) is a party.

(f) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Party:	For all applicable events, Dealer; provided that when making any determination or calculation as “Hedging Party,” (but not, for the avoidance of doubt, the making of any election Dealer is entitled to make as “Hedging Party”) Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Hedging Party were the Calculation Agent.

Determining Party:	For all applicable events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Determining Party were the Calculation Agent.

Hedging Adjustments:	For the avoidance of doubt, whenever the Calculation Agent, Hedging Party, Determining Party, or Dealer is called upon to make an adjustment, calculation or determination pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Hedging Party, Determining Party, or Dealer, as the case may be, shall make such adjustment, calculation or determination in good faith and in a commercially reasonable manner assuming that Dealer maintains a commercially reasonable Hedge Position.

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

2. Calculation Agent.	Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, the Calculation Agent shall not adjust the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.

Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent equity derivatives dealer to replace Dealer as Calculation Agent and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any determination, adjustment or calculation by the Calculation Agent, Hedging Party or Determining Party hereunder, the Calculation Agent, Hedging Party or Determining Party, as the case may be, will upon written (which may be by email) request by Counterparty and within five Exchange Business Days of such request, provide to Counterparty a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

3.	Account Details.

(a)	Account for payments to Counterparty:

To be advised

Account for delivery of Shares to Counterparty:

To be advised

(b)	Account for payments to Dealer:

Intermediary (1st Bank)	Final Beneficiary	Bank to Bank Information
Routing Code: CITIUS33	Routing Code: GSILGB2X	ABA: 021000089
Name: CITIBANK N.A.	Name: GOLDMAN SACHS INTERNATIONAL
Location: NEW YORK	Account: 40616408

Account for delivery of Shares to Dealer:

To be advised

4.	Offices.

(a)	The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for each Transaction is:

GOLDMAN SACHS INTERNATIONAL

PLUMTREE COURT

25 SHOE LANE

LONDON EC4A 4AU

5.	Notices.

(a)	Address for notices or communications to Counterparty:

Aptiv PLC

13 Castle Street

St Helier, Jersey, JE1 1ES

Attention: Robert S. Hoeppner

Vice President, Corporate Controller & Treasurer

Telephone No. +1 248.930.9252

Email: bob.hoeppner@aptiv.com

With a copy to:

Attention: Rachel Friedenberg

Vice President, Chief Corporate and Securities Counsel

Telephone No. +1 248.813.2031

Email: rachel.friedenberg@aptiv.com

(b)	Address for notices or communications to Dealer:

Goldman Sachs International

200 West Street

New York, NY 10282-2198

Attention: Michael Voris

Equity Capital Markets

Telephone: (212) 902-4895

Facsimile: (212) 291-5027

Email: michael.voris@gs.com

With a copy to: Eq-derivs-notifications@am.ibd.gs.com

6.	Representations, Warranties and Agreements.

(a)

Additional Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(i)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).

(ii)

Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(b)

Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(i)

As of the Trade Date for each Transaction hereunder, Counterparty is a corporation with limited liability, duly incorporated, validly existing and in good standing under the laws of Jersey. Each of this Master Confirmation and the Supplemental Confirmation for such Transaction has been duly authorized, executed and unconditionally delivered by Counterparty and (assuming due authorization, execution and delivery thereof by Dealer) this Master Confirmation, as supplemented by such Supplemental Confirmation, constitutes a valid and legally binding obligation of Counterparty (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)). Counterparty has all corporate power to enter into this Master Confirmation and such Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof.

(ii)

As of the Trade Date for each Transaction hereunder, the execution and delivery by Counterparty of, and the performance by Counterparty of its obligations under, this Master Confirmation and the Supplemental Confirmation for such Transaction, and the consummation of the transactions herein and therein contemplated, do not conflict with or violate (A) any provision of the certificate of incorporation or establishment, the memorandum and articles of association, by-laws or other constitutive documents of Counterparty, (B) any statute or order, rule, regulation or judgment of any court or governmental authority, agency or body having jurisdiction over Counterparty or any of its subsidiaries or any of their respective assets or (C) any contractual restriction binding on or affecting Counterparty or any of its subsidiaries or any of their respective assets.

(iii)

As of the Trade Date for each Transaction hereunder, all governmental and other consents that are required to have been obtained by Counterparty with respect to performance, execution and delivery of this Master Confirmation and the Supplemental Confirmation for such Transaction have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(iv)

As of the Trade Date for each Transaction hereunder, (A) such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program, and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of such Transaction, including, without limitation, the purchases of Shares to be made pursuant to such Transaction.

(v)

As of the Trade Date for each Transaction hereunder, the purchase or writing of such Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)

As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction hereunder, it is not making such election, in each case (A) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares, (B) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer, in each case in violation of the Exchange Act or (C) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) in violation of the Exchange Act.

(vii)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 100,000,000 as of the date hereof.

(viii)

As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ix)

Counterparty has made, and will make, all filings required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to each Transaction.

(x)

The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 below. Counterparty is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act). “Regulation M Period” means, for any Transaction, (A) the Relevant Period (as defined below) for such Transaction, (B) the Settlement Valuation Period, if any, for such Transaction and (C) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the later of (1) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (2) if Section 15 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 15 have been made.

(xi)

As of the Trade Date and the Prepayment Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) or as such term is defined under the Companies (Jersey) Law 1991, as amended) or unable to pay its debts as they fall due and will not become unable to pay debts as they fall due as a result of entering into such Transaction, and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(xii)	Counterparty is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xiii)

Other than pursuant to a Rule 10b5-1 repurchase plan entered into between Counterparty and Dealer or Dealer’s affiliates, Counterparty has not entered, and will not enter, into any repurchase transaction with respect to the Shares (or any security convertible into or exchangeable for the Shares) (including, without limitation, any agreements similar to the Transactions described herein), where the relevant calculation or valuation dates in any initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period (each however defined) in such other transaction will overlap at any time (including, without limitation, as a result of extensions in such initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period as provided in the relevant agreements) with the Calculation Dates in any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation, except with the consent of Dealer or as provided in the Supplemental Confirmation for any Transaction. In the event that the relevant calculation or valuation dates in any initial hedge period, relevant period, calculation period or settlement valuation period in any other transaction overlap with any Calculation Dates in any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above or any analogous provision in such other transaction, Counterparty shall promptly amend such other transaction to avoid any such overlap. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other Specified Repurchase Agreement (as defined below) shall not fall within the ambit of the previous two sentences.

(xiv)

Counterparty shall, at least one day prior to the first day of the Settlement Valuation Period, if any, or the Seller Termination Purchase Period, if any, for any Transaction, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the

Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth in Schedule B hereto.

(xv)	As of the Trade Date for each Transaction hereunder there has not been any Merger Announcement (as defined below).

(xvi)

The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(xvii)

Counterparty represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that Counterparty has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(xviii)

Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(xix)

As of the Trade Date for each Transaction hereunder, the execution and delivery by Counterparty of, and the performance by Counterparty of its obligations under, this Master Confirmation and the Supplemental Confirmation for such Transaction, and the consummation of the transactions herein and therein contemplated, do not conflict with or violate Section 82(2) the Companies Act 2014 of Ireland.

(c)

Opinions. Counterparty shall deliver to Dealer, in form and substance reasonably acceptable to Dealer, an opinion of Jersey counsel, dated as of the Trade Date, with respect to the matters set forth in Section 6(b)(i), (ii) and (iii) hereof. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

7.

Regulatory Disruption. In the event that Dealer concludes, in its good faith, reasonable discretion based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures similarly applicable to accelerated share repurchase transactions and consistently applied (so long as such policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to any Transaction hereunder in a non-discriminatory manner), for it to refrain from or decrease any market activity as it relates to establishing or maintaining a commercially reasonable hedge position on any Calculation Date or Dates during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Calculation Date or Dates. Dealer shall notify Counterparty as soon as practicable of the occurrence or cessation, as applicable, of such Regulatory Disruption; provided that Dealer shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such conclusion.

8.	10b5-1 Plan. Counterparty represents, warrants and covenants to Dealer that:

(a)

Counterparty is entering into, and shall act with respect to, this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other Specified Repurchase Agreement (as defined below) shall not fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified Repurchase Agreement” means, for any Transaction, any other prepaid share repurchase transaction entered into on the Trade Date for such Transaction and that has “Calculation Dates” (as defined therein) that do not overlap with the Calculation Dates for such Transaction.

(b)

During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(c)

Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, over how, when or whether Dealer (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(d)

Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(e)

Counterparty shall not, directly or indirectly, communicate any information relating to the Shares or any Transaction (including, without limitation, any notices required by Section 10(a)) to any employee of Dealer, other than as set forth in the Communications Procedures attached as Annex B hereto.

9.

Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of Dealer, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share) or listed contracts on the Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable), under this Master Confirmation. Notwithstanding the foregoing, nothing herein shall (i) limit Counterparty’s ability, pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions, (ii) limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Counterparty’s ability to grant stock, restricted stock units and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock, restricted stock units or options, in connection with the Counterparty’s compensation policies or plans for directors, officers and employees to the extent such events are not “Rule 10b-18 purchases” within the meaning of Rule 10b-18. Further, (i) Counterparty or an “affiliated purchaser” (as defined in Rule 10b-18) may effect purchases of Shares or derivative instruments relating to the Shares during the Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) so long as they are effected through Dealer or an affiliate of Dealer (but, for the avoidance of doubt, Dealer and its affiliates shall not be obligated to effect any such purchases), (ii) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan of Counterparty in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of the Counterparty” each being used herein as defined in Rule 10b-18), (iii) Counterparty may enter into Other Specified Repurchase Agreements, (iv) Counterparty or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18) and are not expected to result in, or relate to, purchases of Shares in the public market, in each case without Dealer’s consent and (v) an executive of Counterparty may effect purchases pursuant to an existing Rule 10b5-1 plan as previously disclosed to Dealer which occur on days that are not Calculation Dates for any Transaction.

10.	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)	Counterparty agrees that it:

(i)

will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period for such Transaction make, or permit to be made (to the extent within Counterparty’s control), any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)

in respect of any Merger Announcement that is within Counterparty’s control, shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made; and

(iii)

shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Dealer or its Affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction.

The written notice described in clause (iii) above shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(b)

Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted. Accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 above.

(c)

Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), the Calculation Agent shall make adjustments to the terms of any Transaction (other than the dates identified as Calculation Dates in the related Supplemental Confirmation) in good faith and a commercially reasonable manner, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount to preserve the fair value of the Transaction, and/or suspend the Calculation Period and/or any Settlement Valuation Period.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than, solely for purposes of this Section 10, any such transaction in which the consideration consists solely of cash and there is no valuation period.

11.	Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)

If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Acquisition Transaction Announcement (which adjustments shall be limited to account solely for changes in volatility, expected dividends, stock loan rate, the value of maintaining or establishing any commercially reasonable Hedge Positions in a commercially reasonable manner in connection with the Transaction and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement. If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A hereto shall apply.

(b)

“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (it being understood and agreed that in determining whether such announcement is reasonably likely to result in an Acquisition Transaction, the Calculation Agent may take into consideration, if it would be commercially reasonable to do so, the effect of such announcement on the Shares and/or options relating to the Shares), or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). The term “announcement” as used in the definition of Acquisition Transaction Announcement shall mean any public statement or announcement related to an Acquisition Transaction that is made by (x) Counterparty (or any affiliate or agent thereof) or (y) any third party (or affiliate or agent thereof) that has a bona fide intent and capacity to enter into or consummate such transaction or event (it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent and capacity, the Calculation Agent may take into consideration whether the relevant announcement by such party has had a material economic effect on the Shares or options on the Shares).

(c)

“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and references to “50%” being replaced by “65%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty to a person or entity other than Counterparty or a wholly-owned subsidiary of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries (other than an acquisition from Counterparty or a wholly-owned subsidiary of Counterparty) where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 35% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries (other than a lease, exchange, transfer, disposition or similar event between and/or among solely Counterparty and/or one or more wholly-owned subsidiaries of Counterparty) where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 35% of the market capitalization of Counterparty or (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.	Acknowledgments.

(a)	The parties hereto intend for:

(i)

each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)

a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)

all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)	Counterparty acknowledges that:

(i)

during the term of any Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)	Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to any Transaction;

(iii)

Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)

any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)

each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

13.

No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

14.

Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

15.

Alternative Termination Settlement. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event that resulted in a change of control of Counterparty or was within Counterparty’s control, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)) with a value equal to the Payment Amount, as determined by the Calculation Agent in a commercially reasonable manner over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units on any Calculation Date to fulfill its delivery obligations under this Section 15, assuming such purchases are made in a commercially reasonable manner in order to unwind a commercially reasonable hedge position and at prices that reflect the prevailing market price of Shares or Alternative Delivery Units, as the case may be); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; provided further that Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with any such election, and that it will make any such election in conformity with such responsibilities based upon advice of counsel. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 15 is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 15, the parties agree that such purchases shall be made solely on Calculation Dates for the relevant Transaction. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 15, the period during which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period”.

16.

Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on expected losses or gains assuming a commercially reasonable risk bid were used to determine loss or gain associated with closing out any commercially reasonable hedge position with respect to the Transaction in a commercially reasonable manner, taking into account the existence of any Other Specified Repurchase Transactions, prior to or promptly following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15, such Shares or Alternative Delivery Units shall be delivered on a date selected in a commercially reasonable manner by the Calculation Agent as promptly as practicable thereafter.

17.

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not be entitled to take delivery of any Shares deliverable hereunder to the extent (but only to the extent) that, after such receipt of any Shares hereunder, the Equity Percentage would exceed 8%. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery the Equity Percentage would exceed 8%. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after Dealer gives notice to Counterparty that, after such delivery, the Equity Percentage would not exceed 8%. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

18.

Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.

19.	Additional Termination Events.

(a)

The occurrence of an event described in the last sentence of paragraph III of Annex B hereto will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transactions specified in such paragraph III as the Affected Transactions.

(b)

Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction, then an Additional Termination Event will occur without any notice or action by Dealer or Counterparty if the VWAP Price of the Shares on the Exchange is below such Termination Price for any three consecutive Calculation Dates, and such third consecutive Calculation Date will be the “Early Termination Date” for purposes of the Agreement, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

20.

Non-confidentiality. Dealer and Counterparty hereby acknowledge and agree that, subject to Section 8(e), each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

21.	[Reserved].

22.

Assignment and Transfer. Notwithstanding anything to the contrary in the Agreement, Dealer may assign any of its rights or duties hereunder to any one or more of its Affiliates without the prior written consent of Counterparty; provided that such Affiliate of Dealer (1) has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or The Goldman Sachs Group, Inc.; provided further that (i) an Event of Default or Termination Event will not occur as a result of such transfer and assignment, (ii) Counterparty will not, as a result of such transfer or assignment, reasonably be expected to suffer material adverse tax consequences from such transfer or assignment at such time or on any later date, and (iii) as a result of such transfer and assignment, Counterparty would not, at the time of such transfer and assignment, reasonably be expected to (x) be required to pay or deliver to the transferee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement or a number of Shares, as applicable, greater than the amount or the number of Shares, respectively, that Counterparty would have been required to pay or deliver to Dealer in the absence of such transfer and assignment or (y) receive from the transferee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement or a number of Shares, as applicable, lower than the amount or the number of Shares, respectively, that Dealer would have been required to pay or deliver, as the case may be, to Counterparty in the absence of such transfer and assignment. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations. Dealer may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

23.	Amendments to the Equity Definitions.

(a)

Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)

Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (x) adding the phrase “or the Transaction” after the words “the relevant Shares” in the same sentence, (y) replacing the words “diluting or concentrative” in the sixth to last line thereof with the word “material” and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), or Section 11.2(e)(iv), adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares; in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), or Section 11.2(e)(iv), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”.

(c)

Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative” and replacing them with the words “that is the result of a corporate event within the Issuer’s control involving Issuer or its securities that has a material economic”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(e)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)

adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party that it is not in possession of any material non-public information with respect to the Non-Hedging Party or the Shares” at the end of subsection (C); and

(ii)	deleting clause (X) in the final sentence.

(f)	Section 12(a) of the Agreement is hereby amended by deleting the phrase “or email” in the third line thereof.

24.

Extraordinary Dividend. If Counterparty declares any Extraordinary Dividend that has an ex-dividend date during the period commencing on the Trade Date for any Transaction and ending of the last day of the Relevant Period or, if applicable, the last day of the Settlement Valuation Period for such Transaction, then prior to or on the date on which such Extraordinary Dividend is paid by Counterparty to holders of record, Counterparty shall pay to Dealer, for each Transaction under this Master Confirmation, an amount in cash equal to the product of (i) the amount of such Extraordinary Dividend and (ii) the theoretical short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent, required for Dealer to hedge its exposure in a commercially reasonable manner to such Transaction.

25.	Matters Relating to Taxes.

(a)

For purposes of Section 3(f) of the Agreement, Counterparty makes the following representations: (A) no payment received or to be received by Counterparty under this Agreement will be effectively connected with the conduct of a trade or business by Counterparty in the United States; and (B) Counterparty is a tax resident in Switzerland, it is a “non-U.S. branch of a foreign person” as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations (the “Regulations”) and a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations.

(b)

For purposes of Section 3(f) of the Agreement, Dealer represents that it is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the Regulations and is a resident for tax purposes in the United Kingdom.

(c)

For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Dealer agrees to deliver to Counterparty (i) one duly executed and completed United States Internal Revenue Service Form W-8BEN-E (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly upon (A) reasonable request of Counterparty or (B) learning that any form previously provided has become obsolete or incorrect and (ii) upon reasonable prior notice in the event of any relevant distribution, any other customary tax form reasonably requested by Counterparty to claim an exemption or reduction in rate from Irish dividend withholding tax. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-8BEN-E (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly upon (A) reasonable request of Dealer or (B) learning that any form previously provided has become obsolete or incorrect.

(d)

“Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected (i) pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”), or (ii) with respect to any amount treated as a dividend for Swiss tax purposes (a “Dividend Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax and a Dividend Withholding Tax each is a Tax the deduction or withholding of which is required by applicable law solely for the purposes of Section 2(d) of the Agreement. Each of Dealer and Counterparty shall provide to the other party tax forms and documents required to be delivered pursuant to Sections 1471(b) or Section 1472(b)(1) of the Code promptly upon request by the other party and any other tax forms and documents they are legally able to provide that are reasonably requested by the other party.

(e)

The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by the International Swaps and Derivatives Association, Inc. and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”) shall apply to the Agreement as if the parties had adhered to the 871(m) Protocol as of the date hereof. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol.

26.

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights against Counterparty with respect to any Transaction that are senior to the claims of ordinary shareholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than any Transaction.

27.

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Increased Cost of Hedging, or Illegality).

28.

15a-6. Counterparty hereby notifies, and represents and warrants to Dealer and Goldman Sachs & Co. LLC (“GS&Co.”) that it, or its investment advisor, is a “major U.S. institutional investor” as defined in Rule 15a-6(b)(4) of the Exchange Act, and Counterparty covenants and agrees with Dealer immediately to notify Dealer and GS&Co. should it subsequent to the date hereof cease to be a “major U.S. institutional investor”.

As a broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”), GS&Co., as agent of Dealer and Counterparty, will be responsible for (i) effecting the Transactions entered into by Dealer and Counterparty hereunder, (ii) issuing all required confirmations and statements to Dealer and Counterparty, (iii) maintaining books and records relating to the Transactions entered into hereunder as required by SEC regulations, and (iv) receiving, delivering and safeguarding Counterparty’s funds and any securities in connection with the Transactions entered into hereunder, in compliance with SEC regulations.

Counterparty understands and agrees that GS&Co. is acting solely in its capacity as agent for Counterparty and Dealer pursuant to instructions from Counterparty and Dealer. GS&Co. shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under the Transactions. Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of the Transactions.

Notwithstanding the above, for purposes of applicable rules of The Financial Conduct Authority (“FCA”) Dealer shall treat GS&Co. alone as its customer. As a consequence, most of the customer protections available under FCA rules will not be available to Counterparty.

Notwithstanding any provisions of the Agreement, all communications relating to the Transactions or the Agreement shall be transmitted exclusively through GS&Co. at 200 West Street, New York, NY 10282-2198, Facsimile No. (212) 428-1980/1983, Attention of: Equity Derivatives Documentation.

Dealer is acting as principal in the Transactions and GS&Co., its affiliate, is acting as agent for Dealer and Counterparty in the Transactions. Dealer is not a member of the Securities Investor Protection Corporation.

This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Exchange Act.

29.

Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

30.

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION

AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

31.

Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

32.

Delivery of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Counterparty, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to cash settle any Transaction, except in circumstances where cash settlement is within Counterparty’s control (including, without limitation, where Counterparty timely elects not to receive or deliver Alternative Delivery Units in accordance with Section 15) or in those circumstances in which all holders of the Shares would also receive cash.

33.

Service of Process. Counterparty irrevocably appoints Aptiv Services US, LLC as its authorized agent in the Borough of Manhattan in the City of New York upon which process may be served in any suit, action or proceeding relating to the Transaction, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon Counterparty in any such suit, action or proceeding. Counterparty further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of two years from the date of this Confirmation. If for any reason such agent shall cease to be such agent for service of process, Counterparty shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to Dealer a copy of the new agent’s acceptance of that appointment within 30 days. Nothing herein shall affect the right of Dealer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Counterparty in any other court of competent jurisdiction.

34.

Share Redemption. Each Transaction shall comprise an acquisition by redemption by Counterparty of Shares from Dealer on the terms of the Confirmation, in connection with the implementation of a proposed accelerated share buyback program (the “Program”), such Shares to be automatically redeemed in accordance with Article 55 of the Companies (Jersey) Law 1991 and the articles of association of Counterparty (in particular the articles of association relating to conversion and redemption of Shares). References in this Master Confirmation and any Supplemental Confirmation to “delivery” of Shares by Dealer to Counterparty are to be construed as the making available of Shares by Dealer to Counterparty for redemption in accordance with the articles of association of Counterparty. Conversely, references in this Master Confirmation and any Supplemental Confirmation to “delivery” of Shares by Counterparty to Dealer are to be construed as the allotment and issuance of such Shares by Counterparty to Dealer.

35.

Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will apply to Counterparty in the following events: (i) to the extent that bankruptcy proceedings are commenced in Switzerland in respect of Counterparty or (ii) the approval of a composition agreement in a Swiss composition proceeding regarding Counterparty resulting in the assignment of all or part of the debtor’s assets to its creditors or to a third party for purposes of liquidation. If an Early Termination Date has occurred under Section 6(a) of the Agreement as a result of an Automatic Early Termination, and the Non-defaulting Party determines that it sustained or incurred a loss or damage in respect of any Transaction hereunder as a result of maintaining or unwinding a commercially reasonable hedge position between the Early Termination Date and the Local Business Day upon which the Non-defaulting Party first becomes aware that the Early Termination Date has occurred under Section 6(a) of the Agreement, then the amount of such loss or damage shall be added to the amount due by the Defaulting Party or deducted from the amount due by the Non-defaulting Party, as the case may be.

36.

ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. Both parties agree that the amendments set out in the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 19 July 2013 and available on the ISDA website (www.isda.org) (the “2013 Protocol”) shall be made to the Agreement. In respect of the Attachment to the 2013 Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this “ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol” section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of the Agreement. For the purposes of this “ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol” section:

(A)	Portfolio reconciliation process status. Each party confirms its status as follows:

Dealer:	Portfolio Data Sending Entity

Counterparty:	Portfolio Data Receiving Entity

(B)	Local Business Days. Each party specifies the following place(s) for the purposes of the definition of Local Business Day as it applies to it:

Dealer:	London, United Kingdom

Counterparty:	New York, New York and Zurich, Switzerland

(C)	Use of an agent and third party service provider. For the purposes of Part I(3) of the 2013 Protocol:

Dealer: Without prejudice to Part I(3)(a) of the 2013 Protocol, Dealer appoints Goldman Sachs Services Private Limited, Goldman Sachs & Co and Goldman Sachs (Singapore) Pte to each act as its agent.

37.

UK EMIR. Solely for the purpose of supporting any performance by the parties of the UKK PDD Requirements (to the extent applicable to one or both of the parties, or a Transaction), the parties will apply the following amendments to the Attachment:

(a)

all references to EMIR (whether to one or more specific provisions of EMIR or EMIR in general, and including any references to regulations made pursuant to EMIR) shall mean such legislation as it forms part of UK domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended from time to time) (the “EUWA”) (including any amendments made to such legislation when it is brought into UK domestic law pursuant to section 8 of the EUWA or any regulations made thereunder); and

(b)	the parties agree that disclosures made pursuant to Part II of the Attachment may include disclosures to the UK’s Financial Conduct Authority, as a relevant regulator.

Where:

“EMIR PDD Requirements” means the Portfolio Reconciliation Risk Mitigation Techniques, the Dispute Resolution Risk Mitigation Techniques (each as defined in the Attachment) and any reporting to a trade repository mandated by Article 9 of EMIR.

“UK PDD Requirements” means the EMIR PDD Requirements, as such requirements form part of UK domestic law by virtue of section 3 of the EUWA (including any amendments made to such legislation when it is brought into UK domestic law pursuant to section 8 of the EUWA or any regulations made thereunder).

In the event of any inconsistency between the “PR Period” for the purposes of the UK PDD Requirements and the EMIR PDD Requirements, to the extent both are applicable, the “PR Period” shall be, for the purposes of both sets of requirements, whichever is the shorter “PR Period”.

38.

ISDA 2013 EMIR Non-Financial Counterparty (NFC) Representation. Counterparty represents to Dealer that it is a non-financial counterparty that does not meet the conditions set out in the second subparagraph of Article 10(1) of Regulation (EU) No 648/2012 (as amended and/or supplemented, including, for the avoidance of doubt, by Regulation (EU) 2019/834 of the European Parliament and of the Council of 20 May 2019).

39.	U.S. Resolution Stay Provisions.

(a)	Recognition of the U.S. Special Resolution Regimes.

(i)

In the event that Dealer becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Dealer of the Agreement or the Transactions, and any interest and obligation in or under, and any property securing, the Agreement or the Transactions, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement or the Transactions, and any interest and obligation in or under, and any property securing, the Agreement or the Transactions were governed by the laws of the United States or a state of the United States.

(ii)

In the event that Dealer or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under the Agreement or the Transactions that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Agreement or the Transactions were governed by the laws of the United States or a state of the United States.

(b)

Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement or the Transactions, Dealer and Counterparty expressly acknowledge and agree that:

(i)

Counterparty shall not be permitted to exercise any Default Right with respect to the Agreement or the Transactions or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of the Dealer becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and

(ii)

Nothing in the Agreement or the Transactions shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Dealer becoming subject to an Insolvency Proceeding, unless the transfer would result in the Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty.

(c)

U.S. Protocol. If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of the Agreement or the Transactions and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of the Agreement or the Transactions. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and the Agreement or the Transactions shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.

(d)

Preexisting In-Scope Agreements. Dealer and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between Dealer and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in the Agreement, with references to “the Agreement or the Transactions” being understood to be references to the applicable Preexisting In-Scope Agreement.

For purposes of these provisions:

“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Dealer under or with respect to the Agreement or the Transactions, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.

Very truly yours,

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Simon Gosling
Name: Simon Gosling
Title: Managing Director

[Signature Page to Master Confirmation (GS)]

Accepted and confirmed

as of the date first set

forth above:

APTIV PLC

By:	/s/ Robert S. Hoeppner
Name: Robert S. Hoeppner
Vice President, Corporate Controller & Treasurer

[Signature Page to Master Confirmation (GS)]

SCHEDULE A

FORM OF SUPPLEMENTAL CONFIRMATION

[__________], 20[__]

To:	Aptiv PLC

13 Castle Street

St Helier, Jersey, JE1 1ES

Re:	Supplemental Confirmation—Uncollared Accelerated Share Repurchase

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman Sachs International (“Dealer”) and Aptiv PLC (formerly known as Aptiv Holdings Limited), a public limited company formed under the laws of Jersey (“Counterparty”), on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation, dated as of December 17, 2024 (the “Master Confirmation”), between Dealer and Counterparty, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[__________], 20[__]

Reference Price:	USD [___]

Forward Price Adjustment Amount:	USD [___]

Calculation Period Start Date:	[__________], 20[__].

Scheduled Termination Date:	[__________], 20[__]

First Acceleration Date:	[__________], 20[__]

Prepayment Amount:	USD [___]

Prepayment Date:	[__________], 20[__]

Initial Shares:	[___] Shares; provided that if, in connection with the Transaction, Dealer is unable, after using good faith and commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire as part of establishing a commercially reasonable hedge position, and thereafter Dealer shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall in the Initial Share Delivery and to deliver such additional Shares as soon as reasonably practicable (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts Dealer shall act in good faith to obtain a commercially reasonable hedge position and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures). For the avoidance of doubt, the aggregate of all Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “number of Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Share Delivery Date:	[__________], 20[__]

Ordinary Dividend Amount:	For any Dividend before the Termination Date, USD 0.00 per Share.

For any Dividend after the Termination Date, USD 0.00 per Share.

Scheduled Ex-Dividend Dates:	[__________]

Maximum Stock Loan Rate:	400 basis points per annum

Initial Stock Loan Rate:	50 basis points per annum

Maximum Number of Shares:	[___] Shares

Floor Price:	USD 0.01 per Share

Termination Price:	USD [___]

Additional Relevant Days:	The [____] Calculation Dates immediately following the Calculation Period.

Reserved Shares:	Notwithstanding anything to the contrary in the Master Confirmation, as of the date of this Supplemental Confirmation, the Reserved Shares shall be equal to [___] Shares.

3. Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, except as set forth in any notice delivered to Dealer prior to the Trade Date.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Calculation Dates:

1.	31.	61.
2.	32.	62.
3.	33.	63.
4.	34.	64.
5.	35.	65.
6.	36.	66.
7.	37.	67.
8.	38.	68.
9.	39.	69.
10.	40.	70.
11.	41.	71.
12.	42.	72.
13.	43.	73.
14.	44.	74.
15.	45.	75.
16.	46.	76.
17.	47.	77.
18.	48.	78.
19.	49.	79.
20.	50.	80.
21.	51.	81.
22.	52.	82.
23.	53.	83.
24.	54.	84.
25.	55.	85.
26.	56.	86.
27.	57.	87.
28.	58.	88.
29.	59.	89.
30.	60.	90.

If necessary, the Calculation Agent may add additional Calculation Dates beginning with [ ] and continuing with every other Scheduled Trading Day thereafter.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.

Very truly yours,

GOLDMAN SACHS INTERNATIONAL

By:
Name: Simon Gosling
Title: Managing Director

[Signature Page to Supplemental Confirmation (GS)]

Accepted and confirmed

as of the Trade Date:

APTIV PLC

By:
Name: Robert S. Hoeppner
Vice President, Corporate Controller & Treasurer

[Signature Page to Supplemental Confirmation (GS)]

SCHEDULE B

FORM OF CERTIFICATE OF RULE 10B-18 PURCHASES

[Letterhead of Counterparty]

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London EC4A 4AU

Re:	Uncollared Accelerated Share Repurchase

Ladies and Gentlemen:

In connection with our entry into the Master Confirmation, dated as of December 17, 2024, between Goldman Sachs International and Aptiv PLC (formerly known as Aptiv Holdings Limited), a public limited company formed under the laws of Jersey, as amended and supplemented from time to time (the “Master Confirmation”), we hereby represent that set forth below is the total number of our ordinary shares purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks (all as defined in Rule 10b-18 under the Securities Exchange Act of 1934) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the first day of the [Settlement Valuation Period][Seller Termination Purchase Period] (as defined in the Master Confirmation) and the week during which the first day of such [Settlement Valuation Period][Seller Termination Purchase Period] occurs.

Number of Shares: __________________

We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.

Very truly yours,

APTIV PLC

By:
Authorized Signatory
Name:

B-1

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Sections 9 and 10(b) of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with any election by the Electing Party of a settlement method (other than the Default Settlement Method), and that it will make such election in conformity with such responsibilities based on advice of counsel.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Calculation Date immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Calculation Date), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount equal to (a) the Number of Shares to be Delivered, multiplied by (b) the Settlement Price.

Settlement Price:	An amount equal to the average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Calculation Dates selected by Dealer as necessary to unwind a commercially reasonable hedge position with respect to the relevant Transaction in a commercially reasonable manner, beginning on the Calculation Date immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Calculation Date immediately following the Termination Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date that is two Exchange Business Days immediately following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

Annex A-1

2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares that are within the control of Counterparty have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election.

3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c) as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities by issuers of comparable size to Counterparty and the results of such investigation are satisfactory to Dealer, in its good faith discretion; and

(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size and by issuers of comparable size to Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a) all Unregistered Settlement Shares shall be delivered to Dealer (or any Affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b) as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any Affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities by issuers of comparable size to Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any Affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size and by issuers of comparable size to Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and, if customary for private placements of similar size, the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters (provided that the private placement agreement shall only require that Counterparty use commercially reasonable efforts to provide customary opinions, accountants’ comfort letters, and lawyers’ negative assurance letters), and shall provide for the payment by Counterparty of all commercially reasonable,

Annex A-2

out-of-pocket fees and expenses of Dealer (and any such Affiliate) in connection with such resale, including, without limitation, all commercially reasonable fees and expenses of outside counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d) in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5. Dealer, itself or through an Affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below as promptly as reasonably practicable commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales as determined by Dealer in a commercially reasonable manner over a period to unwind a commercially reasonable hedge position, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD or, at the option of Counterparty, Shares, such excess to Counterparty on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is two Currency Business Days after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the second Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent determines would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in a commercially reasonable manner and in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

7. Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for all Transactions be greater than the Reserved Shares, minus the amount of any Shares actually delivered by Counterparty for all Transactions (the result of such calculation for all Transactions, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that any Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where A =	the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of such Capped Number; and

Annex A-3

B =

the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means, with respect to all Transactions, as set forth in the related Supplemental Confirmation.

Annex A-4

ANNEX B

COMMUNICATIONS PROCEDURES

December 17, 2024

I. Introduction

Aptiv PLC (formerly known as Aptiv Holdings Limited) (“Counterparty”) and Goldman Sachs International (“Dealer”) have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Master Confirmation (the “Master Confirmation”), dated as of December 17, 2024, between Dealer and Counterparty relating to Uncollared Accelerated Share Repurchase transactions. These Communications Procedures supplement, form part of, and are subject to the Master Confirmation.

II. Communications Rules

For each Transaction, from the Trade Date for such Transaction until the date all payments or deliveries of Shares have been made with respect to such Transaction, Counterparty and its Employees and Designees shall not engage in any Program-Related Communication with, or disclose any Material Non-Public Information to, any EDG Trading Personnel. Except as set forth in the preceding sentence, the Master Confirmation shall not limit Counterparty and its Employees and Designees in their communication with Affiliates and Employees of Dealer, including, without limitation, Employees who are EDG Permitted Contacts.

III. Suspension; Termination

If, in the sole judgment of any EDG Trading Personnel or any Affiliate or Employee of Dealer participating in any Communication with Counterparty or any Employee or Designee of Counterparty, such Communication would not be permitted by these Communications Procedures, such EDG Trading Personnel or Affiliate or Employee of Dealer shall immediately terminate such Communication. In such case, or if such EDG Trading Personnel or Affiliate or Employee of Dealer determines following completion of any Communication with Counterparty or any Employee or Designee of Counterparty that such Communication was not permitted by these Communications Procedures, such EDG Trading Personnel or such Affiliate or Employee of Dealer shall promptly consult with his or her supervisors and with counsel for Dealer regarding such Communication. If, in the reasonable judgment of Dealer’s counsel following such consultation, there is more than an insignificant risk that such Communication would jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the Exchange Act with respect to any ongoing or contemplated activities of Dealer or its Affiliates in respect of any Transaction pursuant to the Master Confirmation, it shall be an Additional Termination Event pursuant to Section 19(a) of the Master Confirmation, with Counterparty as the sole Affected Party and all Transactions under the Master Confirmation as Affected Transactions.

IV. Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Confirmation. As used herein, the following words and phrases shall have the following meanings:

“Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Counterparty or any of its Employees or Designees, on the one hand, and Dealer or any of its Affiliates or Employees, on the other hand.

“Designee” means a person designated, in writing or orally, by Counterparty to communicate with Dealer on behalf of Counterparty.

“EDG Permitted Contact” means any of Mike Voris, Jonathan Armstrong, Garrett Cohen, Sarah Levitt, Marc Langer or any of their designees; provided that Dealer may amend the list of EDG Permitted Contacts by delivering a revised list of EDG Permitted Contacts to Counterparty.

“EDG Trading Personnel” means any Employee of the Global Banking and Markets (Public) Division of Goldman Sachs; provided that Dealer may amend the list of EDG Trading Personnel by delivering a revised list of EDG Trading Personnel to Counterparty; and provided further that, for the avoidance of doubt, the persons listed as EDG Permitted Contacts are not EDG Trading Personnel.

Annex B-1

“Employee” means, with respect to any entity, any owner, principal, officer, director, employee or other agent or representative of such entity, and any Affiliate of any of such owner, principal, officer, director, employee, agent or representative.

“Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.

“Program-Related Communication” means any Communication the subject matter of which relates to the Master Confirmation or any Transaction under the Master Confirmation or any activities of Dealer (or any of its Affiliates) in respect of the Master Confirmation or any Transaction under the Master Confirmation.

Annex B-2